SCHEDULE A

FEE AND EXPENSE AGREEMENT

WELLS FARGO VARIABLE            TRUST

(Capped Operating Expense Ratios)

Name of fund	capped operating expense ratio	Expiration/ Renewal Date
VT Discovery Fund Class 2	1.15%	April 30, 2011

VT Index Asset Allocation Fund

Class 2	1.00%	April 30, 2011
VT International Equity Fund[1] Class 1 Class 2	0.69% 0.94%	July 18, 2013 July 18, 2013
VT Intrinsic Value Fund[2] Class 2	1.00%	July 18, 2013
VT Omega Growth Fund[3] Class 1 Class 2	0.75% 1.00%	July 18, 2013 July 18, 2013
VT Opportunity Fund[4] Class 1 Class 2	0.75% 1.00%	July 18, 2013 July 18, 2013
VT Small Cap Growth Fund[5] Class 1 Class 2	0.95% 1.20%	July 18, 2013 July 18, 2013
VT Small Cap Value Fund[6] Class 1 Class 2	0.89% 1.14%	July 18, 2013 July 18, 2013
VT Total Return Bond Fund[7] Class 2	0.90%	July 18, 2013

Most recent annual approval:  March 29, 2013

Schedule A Amended:  March 29, 2013

The foregoing schedule of capped operating expense ratios is agreed to as of March 29, 2013 and shall remain in effect until changed in writing by the parties.

WELLS FARGO VARIABLE TRUST

;

     C. David Messman

     Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:
Andrew Owen

Executive Vice President

1.Effective May 1, 2013 the expiration date for all classes of the VT International Equity Fund will be April 30, 2014.

2.Effective May 1, 2013 the expiration date for all classes of the VT Intrinsic Value Fund will be April 30, 2014.

3.Effective May 1, 2013 the expiration date for all classes of the VT Omega Growth Fund will be April 30, 2014.

4.Effective May 1, 2013 the expiration date for all classes of the VT Opportunity Fund will be April 30, 2014.

5.Effective May 1, 2013 the expiration date for all classes of the VT Small Cap Growth Fund will be April 30, 2014.

6.Effective May 1, 2013 the expiration date for all classes of the VT Small Cap Value Fund will be April 30, 2014.

7.Effective May 1, 2013 the expiration date for all classes of the VT Total Return Bond Fund will be April 30, 2014.